EXHIBIT 99.1

ChinaNet Online Holdings Reports Full Year 2019 Audited Financial Results

BEIJING, May 27, 2020 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq: CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing, and data-analysis and management services platform, today announced its audited financial results for the full year of 2019.

Full Year 2019 Financial Highlights

  Total Revenues increased by 1.6% to $58.1 million from $57.1 million in the full year of 2018.
  Internet advertising and data service revenues increased by 54.4% year over year to $14.8 million in 2019.
  Gross profit increased by 127.4% to $5.5 million from $2.4 million in the full year of 2018.
  Gross margin improved to 9.5%, compared to 4.2% in the full year of 2018.
  Operating loss reduced by 88.4% to $1.7 million from $14.5 million in the full year of 2018.

Recent Developments

ChinaNet appointed a new Chief Technology Officer in December 2019 and a new Chief Business Officer in February 2020 to advance its development of blockchain technology, explore new business opportunities in healthcare industry advertising, and facilitate the integration of data analytics with artificial intelligence. Moreover, to enhance the reliability of its future blockchain services and optimize its location for client proximity, the Company is in the process of expanding its corporate business and technology headquarters to the city of Guangzhou in Southern China. The Company expects to officially open its new Guangzhou headquarters in either June or July of 2020.

In response to COVID-19, the Company is currently in the process of using its blockchain capabilities to launch a free simple blockchain-powered web application (the “web application”). This web application is designed to help people better understand their current health status and thus improve their decision making process regarding the choice to either stay at home or go to work. By better understanding the potential risks, people will be able to go about their daily lives with fewer complications and respond to related concerns more appropriately. In addition, other functions will be added to the web application to help enhance people’s understanding of their own health status as it relates to locations, workspaces, communities, as well as friends and family. In order to maximize the web application’s potential to help more people around the world better understand whether or not they have COVID-19 symptoms, the Company plans to release the web application in multiple languages, including English, Italian, Spanish, and Indonesian. The Company currently projects the initial release date for the web application to be early in the third quarter of 2020.

Mr. Handong Cheng, Chairman, President, and Chief Executive Officer of ChinaNet, stated, “In the face of epidemic headwinds and resulting macroeconomic uncertainty, ChinaNet delivered a pivotal performance in the full year of 2019 to crucially transition its business via the introduction of new investors and their resources. Consequently, we ramped up our service and technology innovation, expanded our blockchain business development, grew our client base, and bolstered our penetration rates in key markets during the period. As we advance into 2020, we have welcomed two seasoned executives to join our ranks, providing us with further expertise in the technology and healthcare industries and continuing to fuel our business development efforts. Moreover, in order to enhance the reliability of our blockchain services, we also plan to expand our corporate business and technology headquarters to Guangzhou. This move will not only enable us to further consolidate our resources, operations, and technological capabilities, but also broaden our access to a wider pool of manufacturing clients as well as small- to medium-sized business clients.

“As we continuously refine our operations and diversify our service offerings, we are also monitoring the market closely, maintaining a growth mindset, and keeping an eye out for potentially advantageous development opportunities. When the outbreak of COVID-19 significantly impacted the market in the first quarter of 2020, for example, we launched a number of relief measures in support of our existing clients to help them overcome their challenges in operations, business development, and financing. We have also started a strategic business initiative in healthcare industry advertising. Our technical competencies, entrepreneurial business development strategies, formidable team of industry veterans, and new professional talent joining the team will continue to serve as competitive advantages going forward. In light of the Chinese government’s favorable policy towards the development of blockchain technology, we will continue to focus on developing and promoting our blockchain-based platform services and products in the second half of 2020 as planned. We anticipant that this will help us to not only cultivate more sources of recurring revenue, but also bolster our preparations for the expansion into the Southeast Asian market in the near future. The transition of the Company, coupled with its strong technology base, will bring an increasing amount of growth momentum to our business and also enable us to form more partnerships to accelerate our expansion going forward.”

Full Year 2019 Financial Results

TOTAL REVENUES

Total revenues in the full year of 2019 increased by 1.6% to $58.1 million from $57.1 million in the full year of 2018.

Revenues generated from Internet advertising and data service in the full year of 2019 increased by 54.4% to $14.8 million from $9.6 million in the full year of 2018. Such growth was attributable to the Company’s higher sales lead conversion rate and improved advertising and marketing results, resulting from increased investments for marketing precision and enhanced data analysis capabilities.

Revenues generated from the distribution of the right to use search engine marketing service in the full year of 2019 were $41.4 million as compared to $47.4 million in the full year of 2018. The decrease was due to the tightening of credit policies by the Company’s key suppliers, which led to a higher working capital requirement for the same volume of search engine resources in 2019 when compared to the prior year. In response to this credit policy change, the Company has started to require its customers to pay more in advance, strengthened its accounts receivable management process, and actively engaged in negotiations with its key suppliers to secure more favorable credit policies to improve the situation.

COST OF REVENUES AND GROSS PROFIT

Cost of revenues in the full year of 2019 decreased by 3.9% to $52.6 million from $54.7 million in the full year of 2018. This decrease was primarily due to the decreased costs associated with the distribution of the right to use search engine marketing service and TV advertising service, which were partially offset by the increased costs associated with Internet advertising and data service.

Gross profit in the full year of 2019 increased by 127.4% to $5.5 million compared to $2.4 million in the full year of 2018. Gross margin in the full year of 2019 expanded to 9.5% from 4.2% in the full year of 2018. The increase in gross margin was primarily driven by an increase in gross margin rates for both of the Company’s core business lines, Internet advertising and data service and distribution of the right to use search engine marketing service.

OPERATING LOSS

Operating expenses in the full year of 2019 decreased by 57.6% to $7.2 million from $16.9 million in the full year of 2018. As a percentage of total revenues, operating expenses in the full year of 2019 reduced to 12.4% from 29.6% in the full year of 2018.

Sales and marketing expenses in the full year of 2019 decreased by 72.6% to $0.5 million from $2.0 million in the full year of 2018. This decrease was primarily attributable to the decrease in advertising expenses for brand development as well as the Company’s successful execution of cost control initiatives, which led to a reduction in staff salary and benefit expenses as well as other general departmental expenses.

General and administrative expenses in the full year of 2019 increased by 5.3% to $5.8 million from $5.5 million in the full year of 2018. The increase was primarily attributable to the increase in allowance for doubtful accounts due to the uncertainties surrounding future collection caused by the COVID-19 outbreak as well as a slight increase in share-based compensation, which was partially offset by decreased professional service expenses, salary and benefit expenses, and other general office expenses as the Company continued to optimize its cost structures.

Research and development expenses in the full year of 2019 were slightly below $0.9 million, which was stable in comparison to the full year of 2018, during which research and development expenses were slightly above $0.9 million.

In the full year of 2018, the Company incurred a $3.3 million impairment loss in intangible assets and a $5.2 million impairment loss in goodwill. No such impairment loss was recognized by the Company in the full year of 2019.

As a result, operating loss in the full year of 2019 decreased significantly to $1.7 million from $14.5 million in the full year of 2018.

NET LOSS

Net loss attributable to ChinaNet Online Holdings, Inc. in the full year of 2019 was $1.3 million compared to $14.0 million in the full year of 2018.

EBITDA AND ADJUSTED NET INCOME/(LOSS)

For the year ended December 31, 2019, EBITDA loss was US$0.9 million, compared to US$12.8 million in the full year of 2018. EBITDA represents net loss before (i) depreciation and amortization; (ii) interest expense; (iii) interest income; and (iv) income tax expense.

For the year ended December 31, 2019, adjusted net income was US$1.1 million, compared to an adjusted net loss of US$3.7 million in the full year of 2018. Adjusted net income/(loss) represents net income/(loss) before non-cash items, including: (i) depreciation and amortization; (ii) deferred income tax benefit/(expense); (iii) share-based compensation; (iv) bad debt provision; (v) gain from changes in fair value of warrant liabilities; and (vi) impairment on intangible assets, goodwill and equity investments.

BALANCE SHEET

As of December 31, 2019, the Company had cash and cash equivalents of $1.6 million, compared to $3.7 million as of December 31, 2018. Advances from customers grew to $2.0 million as of December 31, 2019, increasing significantly from $1.1 million as of December 31, 2018.

Non-GAAP Disclosure

ChinaNet uses adjusted net income/(loss), a non-GAAP financial measure, in evaluating its operating results as well as for financial and operational decision-making purposes. The Company believes that adjusted net income/(loss) helps to identify underlying trends in its business that could otherwise be distorted by the effect of the expenses and gains that are included in net loss. The Company believes that adjusted net income/(loss) provides useful information about its operating results and enhances investors’ overall understanding of the Company’s past performance and future prospects.

Adjusted net income/(loss) should not be considered in isolation or construed as an alternative to net income/(loss) or any other measure of performance or as an indicator of the Company’s operating performance. Investors are encouraged to review non-GAAP financial measures against the most directly comparable GAAP measures. Adjusted net income/(loss) presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to the Company’s financial data. The Company’s financial information should be reviewed in its entirety and is not reliant upon a single financial measure.

About ChinaNet Online Holdings, Inc.

ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general, risks associated with the COVID-19 pandemic outbreak and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact

ICR, Inc.
Xinran Rao
Tel: +1-646-308-1635
Email: CNET@icrinc.com

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except for number of shares and per share data)

	Year Ended December 31,
	2019	2018
	(US $)	(US $)

Revenues
From unrelated parties	$57,181	$57,146
From related parties	899	-
Total revenues	58,080	57,146
Cost of revenues	52,582	54,728
Gross profit	5,498	2,418

Operating expenses
Sales and marketing expenses	540	1,970
General and administrative expenses	5,777	5,486
Research and development expenses	869	933
Impairment on intangible assets	-	3,330
Impairment on goodwill	-	5,211
Total operating expenses	7,186	16,930

Loss from operations	(1,688)	(14,512)

Other income/(expenses)
Change in fair value of warrant liabilities	499	1,669
Impairment on long-term investments	-	(453)
Interest expense, net	(35)	(37)
Other income/(expenses)	3	(30)
Total other income	467	1,149

Loss before income tax expense and noncontrolling interests	(1,221)	(13,363)
Income tax expense	(49)	(764)
Net loss	(1,270)	(14,127)
Net loss attributable to noncontrolling interests	9	102
Net loss attributable to ChinaNet Online Holdings, Inc.	$(1,261)	$(14,025)

Net loss	$(1,270)	$(14,127)
Foreign currency translation gain/(loss)	49	(135)
Comprehensive loss	$(1,221)	$(14,262)
Comprehensive loss attributable to noncontrolling interests	8	96
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(1,213)	$(14,166)

Loss per share
Loss per common share
Basic and diluted	$(0.07)	$(0.88)

Weighted average number of common shares outstanding:
Basic and diluted	17,130,335	15,863,894

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except for number of shares and per share data)

	As of December 31,
	2019	2018
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	$1,603	$3,742
Accounts receivable, net of allowance for doubtful accounts of $3,148 and $3,393, respectively	3,260	6,359
Prepayment and deposit to suppliers	6,980	2,154
Due from related parties, net	81	226
Other current assets, net	11	19
Total current assets	11,935	12,500

Long-term investments	35	-
Operating lease right-of-use assets	12	-
Property and equipment, net	78	142
Intangible assets, net	1,899	45
Blockchain platform applications development costs	3,879	3,725
Deferred tax assets, net	713	556
Total Assets	$18,551	$16,968

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$430	$874
Accounts payable *	408	2,869
Advances from customers *	2,006	1,061
Accrued payroll and other accruals *	491	521
Taxes payable *	3,214	2,997
Lease payment liabilities related to short-term leases *	136	-
Other current liabilities *	221	118
Warrant liabilities	107	606
Total current liabilities	7,013	9,046

Long-term liabilities:
Long-term borrowing from a director	125	128
Total Liabilities	7,138	9,174

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 19,629,403 shares and 16,382,543 shares at December 31, 2019 and 2018, respectively)	20	16
Additional paid-in capital	43,111	38,275
Statutory reserves	2,607	2,607
Accumulated deficit	(35,773)	(34,512)
Accumulated other comprehensive income	1,505	1,457
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	11,470	7,843

Noncontrolling interests	(57)	(49)
Total equity	11,413	7,794

Total Liabilities and Equity	$18,551	$16,968

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Year Ended December 31,
	2019	2018
	(US $)	(US $)

Cash flows from operating activities
Net loss	$(1,270)	$(14,127)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	170	541
Amortization of operating lease right-of-use assets	90	-
Share-based compensation expenses	393	233
Provision of allowances for doubtful accounts	2,335	1,523
Impairment on intangible assets	-	3,330
Impairment on goodwill	-	5,211
Impairment on long-term investments	-	453
Change in fair value of warrant liabilities	(499)	(1,669)
Deferred taxes	(168)	764
Changes in operating assets and liabilities
Accounts receivable	699	(232)
Prepayment and deposit to suppliers	(5,221)	1,345
Due from related parties	145	(178)
Other current assets	7	25
Accounts payable	(2,441)	161
Advances from customers	973	(2,414)
Accrued payroll and other accruals	(27)	(28)
Other current liabilities	110	(307)
Taxes payable	265	(20)
Prepaid lease payment	(10)	-
Lease payment liability related to short-term leases	138	-
Net cash used in operating activities	(4,311)	(5,389)

Cash flows from investing activities
Payment for office equipment	-	(11)
(Investment to)/withdraw investment from investees	(36)	453
Short-term loan to unrelated parties	-	(2,107)
Collection of short-term loan from unrelated parties	-	4,676
Payment for acquisition of noncontrolling interest	-	(1,889)
Payment for blockchain platform applications development costs	(160)	(3,738)
Payment for purchase of software technology and other intangible assets	(1,962)	(431)
Net cash used in investing activities	(2,158)	(3,047)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$15 and US$809, respectively)	4,787	10,263
Repayment to investors related to terminated security purchase agreements	-	(922)
Proceeds from short-term bank loan	435	907
Repayment of short-term bank loan	(870)	(756)
Net cash provided by financing activities	4,352	9,492

Effect of exchange rate fluctuation on cash, cash equivalents, and restricted cash	(22)	(266)

Net (decrease)/increase in cash, cash equivalents and restricted cash	(2,139)	790

Cash, cash equivalents, and restricted cash at beginning of the year	3,742	2,952
Cash, cash equivalents, and restricted cash at end of the year	$1,603	$3,742